EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We have issued our report dated January 12, 2001, except for the final section of Note 12 and for Note 13, as to which the dates are February 26, 2001, and March 19, 2001, respectively, on the consolidated balance sheet of Illinois Superconductor Corporation and subsidiaries as of December 31, 2000, and the related statements of operations, changes in stockholders’ equity, and cash flows of Illinois Superconductor Corporation for the year ended December 31, 2000, included in its Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2000 filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in the Registration Statements on Form S-3 (File numbers 333-53338, 333-45406, 333-46658 and 333-53646) and Form S-8 (File numbers 333-39342 and 333-49268).

/s/ GRANT THORNTON LLP

Chicago, Illinois
April 30, 2001